Exhibit 99.B(h)(3)(b)(ii)

SCHEDULE A

to the

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund(1)

Fund	Expense Limitation(2)	Effective Date	Expiration Date
Pacific Dynamix — Conservative Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2020	April 30, 2021
Pacific Dynamix — Moderate Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2020	April 30, 2021
Pacific Dynamix — Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2020	April 30, 2021

Effective:  April 30, 2020

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

(1)  The Pacific Dynamix Underlying Funds currently have no expense limitations in place.

(2)  Maximum operating expense limit as a percentage of average net assets.